EXHIBIT A

CUSTOMER INFORMATION SHEET

Please provide the Bank with the following information:

Name: Praxis Funds

Tax identification number:                                  see below

(for multiple tax identification numbers, please use the bottom half of this page)

Principal place of business:                                       Indiana

State and nation of incorporation or organization:                                 Delaware

Address (or the address of your registered agent) within state of incorporation or organization:

     1110 North Main Street, Goshen, IN 46528

If multiple legal entities will be lending securities under this Customer Agreement, please list the name of each entity and its unique tax identification number below (attach additional pages if necessary):

Name	Tax ID
Praxis Impact Bond Fund	31-1389537
Praxis International Index Fund	27-3939227
Praxis Value Index Fund	31-1764869
Praxis Growth Index Fund	20-8825549
Praxis Small Cap Index Fund	20-8824388
Praxis Impact Large Cap Growth ETF	33-1759735
Praxis Impact Large Cap Value ETF	33-1759740

Praxis Funds

By	/s/ Chad M. Horning

Name:	Chad M. Horning

Title	President

Date	February 21, 2025